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Exhibit (a)(1)(A)

Offer to Purchase for Cash
Shares of Its Common Stock for an Aggregate Purchase Price of Not More Than
$30,000,000
at a Per Share Purchase Price Not Greater Than $1.54 Per Share Nor Less Than
$1.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 28, 2014, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

        STR Holdings, Inc., a Delaware corporation (the "Company," "STR," "we" or "us"), is offering to purchase for cash up to $30,000,000 of shares of its common stock, par value $0.01 per share (the "Shares"), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $1.54 per Share nor less than $1.00 per Share ("Auction Tenders") or (ii) purchase price tenders ("Purchase Price Tenders"), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        After the Expiration Date, STR will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the "Purchase Price"), which will be not more than $1.54 per Share and not less than $1.00 per Share, that we will pay for Shares properly tendered in the Offer not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $1.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $1.54 per Share and not less than $1.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable STR to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $30,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

        The exact number of Shares to be purchased in the Offer will be based on the Purchase Price established by stockholders determined in accordance with the terms of the Offer as disclosed in the Offer. As of December 31, 2013, there were 41,886,915 Shares issued and outstanding. Assuming the Offer is fully subscribed, and subject to any increase we later make, the maximum number of Shares that will be purchased pursuant to the Offer is 30,000,000 or 71.6% of our outstanding Shares. Assuming the Offer is fully subscribed, if the Purchase Price is determined to be $1.54 per Share, the minimum number of Shares that will be purchased pursuant to the Offer is 19,480,519 or 46.5% of our outstanding Shares.

        All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the "odd lot" priority and proration provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price of the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $30,000,000. If we increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 30,837,738 or 73.6% of our outstanding Shares. If we purchase an additional number of Shares in excess of 2% of the number of outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 1.

        Only Shares properly tendered at prices at or below the Purchase Price or pursuant to Purchase Price Tenders, and not properly withdrawn, will be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

        We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder.

        The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

        The Shares are listed on the New York Stock Exchange (the "NYSE") and trade under the symbol "STRI." On January 30, 2014, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $1.47 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 7.

        WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, THE FINANCIAL ADVISER OR THE RESTRUCTURING ADVISER HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE BACKGROUND, PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD CAREFULLY CONSIDER THE BENEFITS AND RISKS OF TENDERING OR NOT TENDERING YOUR SHARES. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISERS, FINANCIAL ADVISERS AND/OR BROKERS.

        OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES ARE ENTITLED TO PARTICIPATE IN THE OFFER ON THE SAME BASIS AS ALL OTHER STOCKHOLDERS. EACH OF THE FOLLOWING DIRECTORS, DENNIS L. JILOT, OUR CHAIRMAN OF THE BOARD, ANDREW M. LEITCH, OUR CHAIRMAN OF THE AUDIT COMMITTEE, AND DOMINICK J. SCHIANO HAS ADVISED US THAT HE INTENDS TO TENDER ALL OR A PORTION OF HIS SHARES IN THE OFFER. IN ADDITION, SUSAN C. SCHNABEL, OUR

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LEAD DIRECTOR AND OUR CHAIRMAN OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, WHO IS A MEMBER OF THE INVESTMENT COMMITTEE OF DLJ MERCHANT BANKING PARTNERS, AN AFFILIATE OF CREDIT SUISSE SECURITIES (USA) LLC, HAS ADVISED US THAT DLJ MERCHANT BANKING PARTNERS IV, L.P. AND AFFILIATED PARALLEL INVESTMENT VEHICLES (COLLECTIVELY, THE "DLJ INVESTMENT ENTITIES") INTEND TO TENDER ALL OR A PORTION OF THE SHARES BENEFICIALLY OWNED BY THEM IN THE OFFER. EACH OF THE FOLLOWING DIRECTORS, SCOTT S. BROWN, ROBERT M. CHISTE, JOHN A. JANITZ, OUR CHAIRMAN OF THE COMPENSATION COMMITTEE, AND ROBERT S. YORGENSEN, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND OUR OTHER EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE OFFER; PROVIDED HOWEVER, THAT JOHN A. JANITZ HAS A PECUNIARY INTEREST IN CERTAIN SHARES HELD BY A DLJ INVESTMENT ENTITY WHICH MAY TENDER ALL OR A PORTION OF ITS SHARES IN THE OFFER. THE EQUITY OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES WHO DO NOT TENDER THEIR SHARES IN THE OFFER WILL PROPORTIONATELY INCREASE AS A PERCENTAGE OF OUR OUTSTANDING COMMON STOCK FOLLOWING THE CONSUMMATION OF THE OFFER.

        NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, or Cowen and Company, LLC, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Offer to Purchase dated January 31, 2014

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 IMPORTANT

        Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Each of the following directors, Dennis L. Jilot, our Chairman of the Board, Andrew M. Leitch, our Chairman of the Audit Committee, and Dominick J. Schiano has advised us that he intends to tender all or a portion of his Shares in the Offer. In addition, Susan C. Schnabel, our Lead Director and our Chairman of the Nominating and Corporate Governance Committee, who is a member of the investment committee of DLJ Merchant Banking Partners, an affiliate of Credit Suisse Securities (USA) LLC, has advised us that DLJ Merchant Banking Partners IV, L.P. and affiliated parallel investment vehicles (collectively, the "DLJ Investment Entities") intend to tender all or a portion of the Shares beneficially owned by them in the Offer. Each of the following directors, Scott S. Brown, Robert M. Chiste, John A. Janitz, our Chairman of the Compensation Committee, and Robert S. Yorgensen, our President and Chief Executive Officer, and our other executive officers have informed us that they do not intend to tender any Shares in the Offer; provided however, that John A. Janitz has a pecuniary interest in certain Shares held by a DLJ Investment Entity which may tender all or a portion of its Shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer.

        If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

  •
  if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

  •
  if you are a holder of vested options to purchase Shares, subject to and in accordance with the terms of the stock option plan and Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer.

        If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        Stockholders properly tendering Shares pursuant to Auction Tenders at $1.00 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to "odd lot" priority and proration). However, your election or the election of other stockholders to tender Shares pursuant to Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer.

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        If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box indicating the lowest price they would be willing to accept for their Shares in the Letter of Transmittal. Tendering stockholders should be aware that selecting a higher price could mean that none of their Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price. A stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such U.S. state.

        If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (888) 877-5373 (toll-free), or Cowen and Company, LLC, the Dealer Manager for the Offer, at (212) 201-4888.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF STR OR ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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i

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. To fully understand the Offer, as defined below, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

        STR Holdings, Inc., which we refer to as the "Company," "STR," "we" or "us."

What will be the Purchase Price for the Shares and what will be the form of payment?

        We are conducting an offer by means of a modified "Dutch auction" to purchase for cash up to $30,000,000 of shares of our common stock, par value $0.01 per share (the "Shares"), pursuant to (i) auction tenders ("Auction Tenders") at prices specified by the tendering stockholders of not greater than $1.54 per Share nor less than $1.00 per Share, or (ii) purchase price tenders ("Purchase Price Tenders"), in either case, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). Promptly after 11:59 p.m., New York City time, on February 28, 2014, unless the Offer is extended or withdrawn (such date, as it may be extended, the "Expiration Date"), we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the "Purchase Price"), which will be not more than $1.54 per Share and not less than $1.00 per Share, less any applicable withholding taxes and without interest, that we will pay for Shares properly tendered pursuant to Auction Tenders, not properly withdrawn and accepted pursuant to the Offer, taking into account the number of Shares tendered pursuant to Auction Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $1.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

        The Purchase Price will be the lowest price per Share of not more than $1.54 per Share and not less than $1.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares tendered in the Offer, having an aggregate purchase price not exceeding $30,000,000. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, less any withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price. See Section 1.

How many Shares is STR offering to purchase?

        We will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $30,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed, and subject to any increase we later make, the maximum number of Shares that will be purchased pursuant to the Offer is 30,000,000 or 71.6% of our outstanding Shares. Assuming the Offer is fully subscribed, if the Purchase Price is determined to be $1.54 per Share, the minimum number of Shares that will be purchased pursuant to the Offer is 19,480,519 or 46.5% of our outstanding Shares. If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $30,000,000, we will purchase Shares:

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  First, from all holders of "odd lots" of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, and do not properly withdraw them prior to the Expiration Date; and

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  Second, from all other stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of $30,000,000.

        The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

        We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price of the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $30,000,000. If we increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 30,837,738 or 73.6% of our outstanding Shares. If we purchase an additional number of Shares in excess of 2% of the number of outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 1.

How will STR pay for the Shares?

        As of December 31, 2013, we had approximately $58 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents. The Offer is not conditioned upon the receipt of financing. See Section 8.

How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

        We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by law. See Sections 6 and 14.

How will I be notified if the Offer is extended or amended?

        If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 14.

What is the purpose of the Offer?

        In connection with our review of our strategic alternatives announced in early 2013, our Board of Directors elected to return a portion of the Company's cash to our stockholders. In considering the Offer, our Board of Directors reviewed, with the assistance of management and our advisors, our results of operations, liquidity, financial condition and capital requirements, business prospects, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our Board of Directors deemed relevant. Following such review, our Board of Directors determined that the Offer is a prudent use of our financial resources.

        The primary purpose of the Offer is to return excess cash that we do not need to execute the China Tolling Plan and that we cannot invest at an attractive rate of return to our stockholders by providing them with the opportunity to tender all or a portion of their Shares, and thereby, receive a return of some or all of their investment if they so elect. The Company believes that the modified "Dutch auction" tender offer set forth in this Offer to Purchase is an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their Shares. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an efficient way to sell their Shares without incurring most broker's fees or commissions associated with open market sales. In addition, if we complete the Offer, stockholders who do not participate will automatically increase their relative percentage of ownership interest in us and our future earnings (if any) and assets, while also bearing the attendant risks associated with owning Shares. See Section 2.

What are the conditions to the Offer?

        Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

  •
  there shall not have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

  1)
  challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

  2)
  seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

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  our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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  no action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

    1)
    indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

    2)
    is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or

    3)
    is reasonably likely to delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer;

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  there shall not have occurred any of the following:

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  any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

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  the commencement or escalation, on or after January 31, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after January 31, 2014, of any war or armed hostilities that had commenced prior to January 31, 2014;

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  any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, results of operations or prospects of STR and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

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  any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of STR or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on STR and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

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  a decrease of more than 15% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index or the Standard and Poor's 500 Composite Index measured from the close of trading on January 31, 2014 shall have occurred; or

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  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

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  no tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

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  we shall not have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before January 31, 2014), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 31, 2014 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

  •
  we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer in and of itself is likely, in our reasonable judgment, to cause the Shares to be (1) delisted from the NYSE or (2) eligible for deregistration under the Exchange Act.

        The Offer is subject to these conditions, all of which are described in Section 6.

Following the Offer, will the Company continue as a public company?

        It is possible that we may not be able to maintain the listing of our Shares on the NYSE. If, after the Offer, our remaining Shares are delisted from the NYSE, the liquidity and market for the Shares will be significantly reduced. While we do not currently intend to seek voluntary delisting, we are subject to the Continued Listing Criteria of the NYSE and our failure to satisfy these criteria may result in delisting of our common stock.

        Our Shares are currently listed on the NYSE. In order to maintain this listing, we must maintain certain Share prices, financial and Share distribution targets, including maintaining a minimum amount of stockholder's equity and a minimum number of public stockholders. In particular, the NYSE has the authority to delist our Shares if, during any period of 30 consecutive trading days, the average closing Share price falls below $1.00 or the average market capitalization of our Shares falls below $50 million and, at the same time, total stockholders' equity is less than $50 million, and in either case we are unable to satisfy these standards within the time periods specified under NYSE regulations. In addition to these objective standards, the NYSE may delist the securities of any issuer if, in its opinion, the issuer's financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE listing requirements; if an issuer's common stock sells at what the NYSE considers a "low selling price" and the issuer fails to correct this via a reverse split of shares after notification by the NYSE; or if any other event occurs or any condition exists which makes continued listing on the NYSE, in its opinion, inadvisable. As of December 31, 2013, we had total stockholders' equity of approximately $111 million.

        If our Shares are delisted from the NYSE, our Shares may be traded over-the-counter on the "pink sheets." The alternative market, however, is generally considered to be less efficient than, and not as broad as, the NYSE. Accordingly, delisting of our Shares from the NYSE could have a significant negative effect on the value and liquidity of our Shares. In addition, the delisting of our Shares could adversely affect our ability to raise capital on terms acceptable to us or at all. In addition, delisting of our Shares may preclude us from using exemptions from certain state and federal securities regulations, including the SEC's "penny stock" rules. Accordingly, stockholders who do not tender their shares pursuant to Auction Tenders or Purchase Price Tenders or who tender their Shares at prices above the Purchase Price may have a limited ability to sell their Shares in the future. See Section 2.

Following the Offer, will the Company continue as a reporting under the Exchange Act?

        As described above, although we have no current plans to seek deregistration under the Exchange Act, if our common stock is delisted from the NYSE, it is possible that we may become eligible for deregistration under the Exchange Act.

How do I tender my Shares?

        If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

  •
  if you are an institution participating in The Depositary Trust Company ("DTC"), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

  •
  if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer.

        If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

        You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

 How do holders of vested options for Shares participate in the Offer?

        Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options subject to and in accordance with the terms of our Share-based compensation plan and the Company's policies and practices, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by the Company pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by STR described in Section 1. We strongly encourage option holders to discuss the Offer with their own tax adviser, financial adviser and/or broker.

        Please be advised that it is each option holder's responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares issued pursuant to vested share options in a time period sufficient to allow tender of those Shares prior to the Expiration Date. See Section 3.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $30,000,000? In what order will you purchase the tendered Shares?

        If the number of Shares properly tendered pursuant to Auction Tenders at or below the Purchase Price or pursuant to Purchase Price Tenders and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $30,000,000, we will purchase Shares:

  •
  First, from all holders of "odd lots" of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, and do not properly withdraw them prior to the Expiration Date; and

  •
  Second, from all other stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of $30,000,000.

        Therefore, it is possible that we will not purchase all Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

        If you own fewer than 100 Shares in the aggregate, you properly tender and do not withdraw all of these Shares at or below the Purchase Price prior to the Expiration Date and you complete (or, for a beneficial owner, your broker, dealer, commercial bank, trust company or other nominee completes) the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on March 28, 2014. See Section 4.

 How do I withdraw Shares previously tendered?

        To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

Has STR or its Board of Directors adopted a position on the Offer?

        While our Board of Directors has authorized the Offer, it has not made and is not making, and none of the Company, the Dealer Manager, the Information Agent, the Depositary, the Financial Adviser or the Restructuring Adviser has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisers, financial advisers and/or brokers. See Section 2.

Do STR's directors or executive officers or affiliates intend to tender their Shares in the Offer?

        Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Each of the following directors, Dennis L. Jilot, our Chairman of the Board, Andrew M. Leitch, our Chairman of the Audit Committee, and Dominick J. Schiano has advised us that he intends to tender all or a portion of his Shares in the Offer. In addition, Susan C. Schnabel, our Lead Director and our Chairman of the Nominating and Corporate Governance Committee, who is a member of the investment committee of DLJ Merchant Banking Partners, an affiliate of Credit Suisse Securities (USA) LLC, has advised us that DLJ Merchant Banking Partners IV, L.P. and affiliated parallel investment vehicles (collectively, the "DLJ Investment Entities") intend to tender all or a portion of the Shares beneficially owned by them in the Offer. Each of the following directors, Scott S. Brown, Robert M. Chiste, John A. Janitz, our Chairman of the Compensation Committee, and Robert S. Yorgensen, our President and Chief Executive Officer, and our other executive officers have informed us that they do not intend to tender any Shares in the Offer; provided however, that John A. Janitz has a pecuniary interest in certain Shares held by a DLJ Investment Entity which may tender all or a portion of its Shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer.

What will happen if I do not tender my Shares?

        Stockholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. Stockholders who do not participate in the Offer will continue to bear the attendant risks associated with owning our equity securities. Among these risks are a reduction in the liquidity of the market for our Shares, our ability to maintain the listing of our Shares on the NYSE, the risk factors described in the description of the China Tolling Plan contained in Section 2 and the risk factors described in the Company's annual report on Form 10-K for the year ended December 31, 2012 and the quarterly report on Form 10-Q for the quarter ended September 30, 2013. Specifically, our inability to maintain the listing of our Shares on the NYSE would reduce the liquidity of the market for Shares. Even if we maintain our listing on the NYSE, the Offer will reduce our "public float" (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares. See Section 2.

When and how will STR pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

        We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Shares?

        On January 30, 2014, the last full trading day before announcement of the Offer, the reported closing price of the Shares on the NYSE was $1.47 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 7.

Will I have to pay brokerage fees and commissions if I tender my Shares?

        If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such transaction costs will apply. See Section 3.

What is the accounting treatment to the Company of the Offer?

        The accounting for the purchase of Shares under U.S. GAAP pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and cash equivalents. See Section 2.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

        We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, which would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 6 and 12.

 What are the United States federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in "Section 13—U.S. Federal Income Tax Consequences"), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from STR. If you are a U.S. Holder, you should complete the IRS Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. Holder and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. backup withholding tax. See Section 3.

        ALL STOCKHOLDERS SHOULD REVIEW THE DISCUSSION IN SECTIONS 3 AND 13 REGARDING U.S. FEDERAL INCOME TAX CONSEQUENCES AND CONSULT THEIR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF THE OFFER.

Will I have to pay a stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, we will pay any applicable stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

        For additional information or assistance, you may contact Georgeson Inc., our Information Agent, or Cowen and Company, LLC, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and other documents we file with the SEC may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "could" and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company's control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer to Purchase. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements, and except as required by law, we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Any such forward-looking statements are subject to unknown risks, uncertainties and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements may be significantly hindered. The risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition include, but are not limited to, the following:

  •
  our ability to complete the Offer;

  •
  the price at which the Shares trade on the NYSE, which may be higher or lower than the final Purchase Price;

  •
  the price at which we purchase Shares pursuant to the Offer or otherwise, and the number of Shares we are able to purchase pursuant to the Offer or otherwise;

  •
  the potential impact of pursuing strategic alternatives;

  •
  the potential impact of any merger or acquisition transactions or the dissolution and liquidation of our Company or our assets, which may result in stockholders receiving consideration for their Shares that are higher or lower than the final Purchase Price;

  •
  our potential inability to obtain satisfactory orders from Chinese module manufacturers for our new encapsulant products or to enter into satisfactory outsource arrangements with China-based encapsulant manufacturers on a timely basis or at all;

  •
  customer concentration in our business and our relationships with and dependence on key customers;

  •
  technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete, particularly in China;

  •
  incurring losses for the foreseeable future;

  •
  our operations and the operations of any our China-based encapsulant manufacturers or customers being subject to political and economic uncertainties in China;

  •
  limited legal recourse in China if disputes arise;

  •
  the potential inability to protect our intellectual property during the outsourcing of our products;

  •
  our inability to increase our market share;

  •
  product pricing pressures and other competitive factors;

  •
  excess capacity in the solar supply chain;

  •
  the extent to which we may be required to write off accounts receivable, inventory or other assets;

  •
  trade complaints and lawsuits diminishing the growth of the solar industry;

  •
  demand for solar energy in general and solar modules in particular;

  •
  the impact negative credit markets may have on us or our customers or suppliers;

  •
  the timing and effects of the implementation of government incentives and policies for renewable energy, primarily in China and the United States;

  •
  the effects of the any reductions in solar incentives provided by government entities;

  •
  operating new manufacturing facilities and increasing production capacity at existing facilities;

  •
  volatility in commodity costs, such as resin or paper used in our encapsulants, and our ability to successfully manage any increases in these commodity costs;

  •
  our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and materials used in our processes;

  •
  our reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors;

  •
  the ability to maintain the listing of our Shares on the NYSE and the possibility that we become eligible for deregistration under the Exchange Act as a result of the loss of our listing of our Shares on the NYSE;

  •
  potential product performance matters and product liability;

  •
  our ability to protect our intellectual property;

  •
  the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings;

  •
  maintaining sufficient liquidity in order to fund future profitable growth and long-term vitality;

  •
  outcomes of litigation and regulatory actions.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in STR's most recent reports on Forms 10-K, Forms 8-K, Forms 10-Q and other documents of the Company on file with or furnished to the SEC. If any of the events set forth in the risk factors or any other event, including, without limitation, events disclosed in the Forms 10-K, Forms 8-K and Forms 10-Q should occur, then there might be a significant drop in the trading price of the Shares. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by STR will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, STR or our business or operations. STR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

 INTRODUCTION

To the Stockholders of STR Holdings, Inc.:

        STR Holdings, Inc. (the "Company," "STR", "we" or "us") invites our stockholders to tender their shares of common stock, par value $0.01 per share (the "Shares"), of the Company, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"), we are offering to purchase for cash up to $30,000,000 of Shares pursuant to (i) auction tenders ("Auction Tenders") at prices specified by the tendering stockholders of not greater than $1.54 per Share nor less than $1.00 per Share, or (ii) purchase price tenders ("Purchase Price Tenders"), in each case, less any applicable withholding taxes and without interest. Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein.

        The Offer will expire on February 28, 2014, at 11:59 p.m., New York City time, unless the Offer is extended or withdrawn (such date, as it may be extended, the "Expiration Date").

        Promptly after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Share (the "Purchase Price"), which will be not more than $1.54 per Share and not less than $1.00 per Share, that we will pay for Shares properly tendered pursuant to Auction Tenders, not properly withdrawn and accepted pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $1.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $1.54 per Share and not less than $1.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $30,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

        The exact number of Shares to be purchased in the Offer will be based on the Purchase Price established by stockholders determined in accordance with the terms of the Offer as disclosed in the Offer. As of December 31, 2013, there were 41,886,915 Shares issued and outstanding. Assuming the Offer is fully subscribed, and subject to any increase we later make, the maximum number of Shares that will be purchased pursuant to the Offer is 30,000,000 or 71.6% of our outstanding Shares.

        All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the "odd lot" priority and proration provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price of the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares. If we increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 30,837,738 or 73.6% of our outstanding Shares. If we purchase an additional number of Shares in excess of 2% of the number of outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 1.

        Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

        We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder.

        Stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. See Section 3. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and properly withdrawn.

        THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 6.

        WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY THE FINANCIAL ADVISER OR THE RESTRUCTURING ADVISER HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE BACKGROUND, PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD CAREFULLY CONSIDER THE BENEFITS AND RISKS ASSOCIATED WITH TENDERING AND NOT TENDERING YOUR SHARES. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISERS, FINANCIAL ADVISERS AND/OR BROKERS.

        Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Each of the following directors, Dennis L. Jilot, our Chairman of the Board, Andrew M. Leitch, our Chairman of the Audit Committee, and Dominick J. Schiano has advised us that he intends to tender all or a portion of his Shares in the Offer. In addition, Susan C. Schnabel, our Lead Director and our Chairman of the Nominating and Corporate Governance Committee, who is a member of the investment committee of DLJ Merchant Banking Partners, an affiliate of Credit Suisse Securities (USA) LLC, has advised us that DLJ Merchant Banking Partners IV, L.P. and affiliated parallel investment vehicles (collectively, the "DLJ Investment Entities") intend to tender all or a portion of the Shares beneficially owned by them in the Offer. Each of the following directors, Scott S. Brown, Robert M. Chiste, John A. Janitz, our Chairman of the Compensation Committee, and Robert S. Yorgensen, our President and Chief Executive Officer, and our other executive officers have informed us that they do not intend to tender any Shares in the Offer; provided however, that John Janitz has a pecuniary interest in certain Shares held by a DLJ Investment Entity which may tender all or a portion of its Shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer.

        Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price or pursuant to Purchase Price Tenders and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $30,000,000, we will purchase Shares:

  •
  First, from all holders of "odd lots" of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, and do not properly withdraw them prior to the Expiration Date; and

  •
  Second, from all other stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of $30,000,000.

        Because of the "odd lot" priority and proration provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

        The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

        Holders of vested but unexercised options to purchase Shares under our share-based compensation plans may exercise such options subject to and in accordance with the terms of our share-based compensation plan and the Company's policies and practices, and tender in the Offer some or all of the Shares issued upon such exercise. See Sections 3 and 10.

        We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer, Cowen and Company, LLC, our Dealer Manager, and Georgeson Inc., the Information Agent for the Offer. See Section 15.

        As of December 31, 2013, there were 41,886,915 Shares issued and outstanding. Assuming the Offer is fully subscribed, and subject to any increase we later make, the maximum number of Shares that will be purchased pursuant to the Offer is 30,000,000 or 71.6% of our outstanding Shares. See Section 1.

        The Shares are listed on the New York Stock Exchange (the "NYSE") and trade under the symbol "STRI." On January 30, 2014, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on the NYSE was $1.47 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 7.

        References in this Offer to Purchase to "dollars" and "$" are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

 THE OFFER

1.  Number of Shares; Purchase Price; Proration.

        General.    Promptly following the Expiration Date, STR will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not more than $1.54 per Share and not less than $1.00 per Share) that we will pay for Shares properly tendered pursuant to Auction Tenders, not properly withdrawn and accepted pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. The Purchase Price will be the lowest price per Share of not more than $1.54 per Share and not less than $1.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable STR to purchase the maximum number of tendered Shares having an aggregate purchase price not exceeding $30,000,000. Shares properly tendered pursuant to Auction Tenders will only be taken up if the price specified is equal to or less than the Purchase Price. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        Promptly after determining the Purchase Price, STR will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to "odd lot" priority and proration described below.

        Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $30,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. As of December 31, 2013, there were 41,866,915 Shares issued and outstanding. Assuming the Offer is fully subscribed, and subject to any increase we later make, the maximum number of Shares that will be purchased pursuant to the Offer is 30,000,000 or 71.6% of our outstanding Shares.

        We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price of the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares. If we increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 30,837,738 or 73.6% of our outstanding Shares. If we purchase an additional number of Shares in excess of 2% of the number of outstanding Shares, we will amend and extend the Offer in compliance with applicable law.

        The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars.

        Stockholders properly tendering Shares pursuant to Auction Tenders at $1.00 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to "odd lot" priority and proration). However, your election or the election of other stockholders to tender Shares pursuant to Auction Tenders or Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer.

        If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box indicating the lowest price they would be willing to accept for their Shares in the

Letter of Transmittal. Tendering stockholders should be aware that selecting a higher price could mean that none of their Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price.

        We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares that are tendered by any tendering stockholder.

        Shares acquired pursuant to the Offer will be acquired by STR free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders. See Section 7.

        The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price or pursuant to Purchase Price Tenders and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $30,000,000:

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  First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

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  properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

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  completes the section entitled "Odd Lots" in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner's broker, dealer, commercial bank, trust company or other nominee for such completion or Agent's Message).

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  Second, from all other stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of $30,000,000.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares or any other condition, none of those Shares will be purchased.

        Odd Lots.    The term "Odd Lots" means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner's broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an "Odd Lot Holder"). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his, her or its name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of his, her or its Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner's broker, dealer, commercial bank, trust company or other nominee).

        Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder's decisions whether or not to tender Shares.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on STR's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of the Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

2.  Background and Purpose of the Offer; Certain Effects of the Offer.

        Background of the Offer.    Our sales and profitability have declined significantly since 2011 driven by a rapid shift of solar module production from the United States and Europe to Asia, the loss of First Solar, Inc., our largest customer, financial distress of certain of our key customers, intensified competition and steep price declines resulting from excess capacity throughout the solar manufacturing industry.

        During this period of time, we have been attempting to execute on our core strategy, which consists of four areas of focus: (i) improve sales volumes from current levels, (ii) further reduce our cost structure, (iii) innovate new products and (iv) maintain adequate liquidity. We have attempted to improve our financial performance by focusing on cost reductions, trying to increase our sales to Chinese module manufacturers and working to reduce the rate of decline of our cash balance. Throughout 2013, we have significantly reduced our operating expenses. We have closed certain facilities and reduced headcount, including four members of our senior management team. We also recently announced that we will further streamline our operations and improve our cost structure by ceasing manufacturing operations at our Johor, Malaysia facility by the end of the first half of 2014.

        Although our expenses have been reduced significantly through multiple reductions in our personnel and reductions in research and development expenditures, we expect to continue to incur operating expenses associated with our on-going operations and the implementation of the China Tolling Plan described below. Accordingly, we may not be able to achieve or sustain profitability in the future. We incurred net losses from continuing operations of $14.6 million, $211.6 million and $39.4 million for the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, respectively. The Company's losses from continuing operations included non-cash impairments of $255.4 million and $65.8 million recorded in 2012 and 2011, respectively. Our press release of January 30, 2014 announced certain of our financial results from the fourth quarter of fiscal year 2013. We encourage stockholders to read the press release, which was filed with the SEC on Form 8-K on January 31, 2014.

        In January 2013, our Board of Directors initiated a review of strategic alternatives. The objective of the review was to identify ways to maximize value for our stockholders given the significant challenges faced by our business. We retained two nationally recognized investment banks (one of such investment banks, the "Financial Adviser") and in August 2013 we retained a nationally recognized restructuring and consulting firm (the "Restructuring Adviser"), each as independent advisers to assist us with evaluating certain financial and operational aspects of various strategic alternatives. In March 2013, we formed the Strategic Transaction Committee of the Board of Directors to review, analyze and make recommendations to the Board of Directors regarding a possible sale of the Company's business or other strategic transactions.

        At the direction of the Strategic Transaction Committee, the Financial Adviser conducted a comprehensive "market test" to identify and evaluate potential purchasers of the Company's business. The market test did not result in an offer to purchase the Company's business on acceptable terms. The Strategic Transaction Committee, with the assistance of the Financial Adviser, evaluated several other potential strategic alternatives including, among other things, acquisitions of Chinese solar encapsulant and backsheet manufacturers, acquisitions of other plastic sheet manufacturers with customers outside of the solar industry and mergers with companies serving other segments of the solar industry. Ultimately, the Board of Directors determined that there were no transactions to pursue on acceptable terms.

        In August 2013, management recommended to the Board of Directors that the Company commence an orderly wind down of the encapsulant business and immediately seek to acquire a "downstream" solar installation business. Following management's recommendation, the Board of Directors retained the Restructuring Adviser to, among other things, assist management with developing a wind down plan for the Company's encapsulant business (the "Wind Down Plan") and directed the Strategic Transaction Committee to evaluate, with the assistance of the Financial Adviser, potential acquisitions of, or mergers with, downstream solar installation businesses. The Board of Directors asked the Strategic Transaction Committee to focus on downstream solar installation businesses with strong market positions; proven business models; and management teams with the capability and desire to run a publicly-traded company. The Strategic Transaction Committee did not identify any downstream solar installation businesses that met the Board of Directors' criteria and that were willing to enter into a transaction with the Company on acceptable terms.

        In October 2013, management presented a new operating plan to the Board of Directors (the "China Tolling Plan"). The cornerstone of the China Tolling Plan was to use local Chinese companies to manufacture encapsulant for our Chinese customers rather than fully develop our own production facilities in the country. The key potential benefits of the China Tolling Plan were to reduce the capital expenditures and working capital investment that would otherwise be required to fully develop our own production facilities in China. A key assumption to the China Tolling Plan was that STR would achieve significantly higher sales volumes in 2014, 2015 and 2016 compared to 2013 sales volumes.

        The potential execution risks associated with the China Tolling Plan include, among other risks: (i) price competition, (ii) customer loyalty to Chinese suppliers, (iii) the tolling partner(s) may not be able to meet production requirements at the quoted price, which may result in loss of customers, reputation and/or business volumes, (iv) political and economic uncertainties, (v) limited recourse under Chinese laws if disputes arise under our agreements with third parties, (vi) potential inability to adequately protect our intellectual property under Chinese law and (vii) additional risk factors disclosed in the Company's quarterly report on Form 10-Q filed on November 12, 2013. There is no guarantee that the China Tolling Plan will be successful, that management's projections will be achieved or that the implementation of the China Tolling Plan will result in an increase in the trading price of our common stock.

        Following management's presentation of the China Tolling Plan, the Board of Directors asked the Financial Adviser and the Restructuring Adviser to provide assessments of the China Tolling Plan and the Wind Down Plan. The Restructuring Adviser conducted a sensitivity analysis with respect to the China Tolling Plan forecast and developed an estimate of the cash that would be left on the Company's balance sheet after executing the Wind Down Plan. The Restructuring Adviser's analysis of the Wind Down Plan did not include additional costs and cash reserves for future claims against the Company that would be required in connection with a dissolution of the Company and distribution to stockholders under Delaware law. The Financial Adviser performed discounted cash flow, "hypothetical future stock price" and other analyses of the China Tolling Plan and a discounted cash flow analysis of the Wind Down Plan. These analyses were based solely on management's projections and neither the Financial Adviser nor the Restructuring Adviser verified management's projections, which are subject to the risks described above and were prepared solely for internal use and use in connection with the Board of Directors' evaluation of strategic alternatives. Neither the Financial Adviser's nor the Restructuring Adviser's analysis took into account the impact of the Offer, including the reduction of the Company's cash and cash equivalents as a result of the consummation of the Offer; the passage of time; or recent developments with respect to the China Tolling Plan.

        The Restructuring Adviser's sensitivity analysis presented to the Board in early November 2013 found that the China Tolling Plan was very sensitive to increases in the cost of materials and decreases in average selling prices and noted that there were substantial risks to achieving the sales, earnings and cash flow as forecast. In a November 2013 report, the Restructuring Adviser estimated that the proceeds from a sale of all assets pursuant to the Wind Down Plan plus existing cash could result in a cash balance per Share of $1.76 per share at the end of two years, subject to a variety of assumptions, including the payment of all liabilities. The Restructuring Adviser's analysis did not include all of the additional costs and cash reserves for future claims against the Company that would be required in connection with a dissolution of the Company and distribution to stockholders under Delaware law.

        The Financial Adviser's discounted cash flow analysis resulted in a net present value per share of the China Tolling Plan of between $2.62 and $3.03 with a midpoint of $2.81 assuming, among other things, a terminal value based on enterprise value to EBITDA multiples of 4.0x to 6.0x and discount rates of 22.5% to 27.5%. The Financial Adviser's discounted cash flow analysis of the Wind Down Plan resulted in a net present value per share of between $1.71 and $1.73 assuming, among other things, a discount rate of 22.5% to 27.5%. The Financial Adviser's discounted cash flow analysis was based on our projected cash flows for the China Tolling Plan and the Wind Down Plan in the fourth quarter of 2013 through the fourth quarter of 2016 and our cash balance as of September 30, 2013. The Financial Adviser did not evaluate potential distributions to stockholders in their discounted cash flow analysis of the Wind Down Plan, only the timing of cash flows to the Company, and did not consider the additional costs and cash reserves for future claims against the Company that would be required in connection with a dissolution of the Company and distribution to stockholders under Delaware law. The Financial Adviser highlighted in its analysis of both the China Tolling Plan and the Wind Down Plan that the Company's cash represented the majority of the value in both plans.

        In connection with their analysis of the China Tolling Plan and the Wind Down Plan, the Financial Adviser recommended to our Board of Directors that we wind down our encapsulant business and the Restructuring Adviser provided its analysis of the benefits and risks of both plans to the Board of Directors. In reaching their conclusions, both the Financial Adviser and the Restructuring Adviser noted the substantial risks associated with executing the China Tolling Plan, management's recent history of missing forecasts and the substantial portion of the discounted cash flow value of the China Tolling Plan that came from existing cash.

        The Financial Adviser and the Restructuring Adviser were retained to provide advice to the Board of Directors and the Strategic Transaction Committee in connection with their consideration of the various transactions described above. Such advice was intended solely for the use of the Board of Directors and the Strategic Transaction Committee and is not intended to be and does not constitute a recommendation as to whether any stockholder should tender their shares pursuant to the Offer.

        In November 2013, the Board of Directors reviewed the analysis and recommendation of the Financial Adviser and the analysis of the Restructuring Adviser and considered, among other things, (i) the significant difference between the net present value per share of the China Tolling Plan and the Wind Down Plan, (ii) risks associated with the execution of the China Tolling Plan, (iii) evolving market conditions for solar encapsulants, (iv) the Company's progress in executing the China Tolling Plan, (v) the potentially long period of time required before stockholders would receive distributions under the Wind Down Plan, (vi) that the Company had more cash than was likely to be required to execute the China Tolling Plan and (vii) that there were no alternatives currently available or likely to be available in the near future to invest the excess cash at an attractive rate of return for our stockholders. After due consideration, the Board of Directors concluded that the China Tolling Plan in combination with the return of excess cash to stockholders was the best alternative currently available to maximize stockholder value.

        At the request of the Board of Directors, the Financial Adviser analyzed several options for returning excess cash to our stockholders, including, among other things, a special dividend, open market repurchases, a fixed price tender offer and a Dutch auction tender offer. After reviewing the China Tolling Plan and considering the Board of Directors' objectives for returning excess cash to our stockholders which included, among other things, (i) giving stockholders the ability to decide whether or not to participate in the transaction, (ii) giving stockholders the ability to select the minimum price at which they are prepared to sell their shares, (iii) retaining sufficient cash to execute the China Tolling Plan, (iv) creating value for stockholders that do not participate in the transaction, (v) limiting the risk that the Company's stock price could fall below the minimum price required for continued listing on the New York Stock Exchange, and (vi) increasing the likelihood that stockholders who participate in the transaction receive capital gains treatment for tax purposes, the Financial Adviser recommended to the Board of Directors that the Company pursue a Dutch auction tender offer in the range of $40 million with an upper limit on the repurchase price set at a 5% to 10% premium to the market price and no, or a de minimis, lower limit on the repurchase price. The Financial Adviser's advice was intended solely for the use of the Board and is not intended to be and does not constitute a recommendation as to whether any stockholder should tender their shares pursuant to the Offer.

        After considering management's input, analysis and recommendations of the advisers, and the opinion of a third party valuation firm regarding the solvency of the Company after the completion of the Offer, the Board of Directors determined that it was in the best interests of the stockholders of the Company to pursue the Offer. The Board of Directors reviewed the terms of the Offer with our advisers and voted unanimously to approve them.

        In connection with services rendered to the Company in connection with the Offer, the Financial Adviser will receive a customary advisory fee.

        Stockholders who do not tender their Shares pursuant to Auction Tenders or Purchase Price Tenders or who tender their Shares at a price above the Purchase Price will remain stockholders of the Company and their relative ownership in the Company will increase. Stockholders who do not participate in the Offer will continue to bear the attendant risks associated with owning our Shares. Among these risk factors are the potential execution risks of the China Tolling Plan, a reduction in the liquidity of the market for our Shares, our ability to maintain the listing of our Shares on the NYSE and the risk factors described in the Company's annual report on Form 10-K for the year ended December 31, 2012 and the quarterly report on Form 10-Q for the quarter ended September 30, 2013.

        On January 21, 2014, we issued a press release announcing the execution of a contract manufacturing agreement with a Chinese encapsulant manufacturer and setting forth certain details of the China Tolling Plan. Stockholders are encouraged to read the press release, which contains additional information regarding recent developments with respect to our operations in China. If the anticipated results of the China Tolling Plan are not achieved or if any of the other risks identified in the aforementioned risk factors should occur, the trading price of our Common Stock will likely decline. In addition, our Board of Directors may consider discontinuing the pursuit of the China Tolling Plan and pursuing other strategic alternatives in the future, including the dissolution and liquidation of the Company, which may result in a decline in the trading price of our Common Stock and may yield unexpected results. Such process may also require the further expenditure of Company resources, such as legal, accounting and other professional fees and expenses and other related charges, which would decrease the amount of cash available for distributions to our stockholders. Accordingly, the trading price of our Common Stock and any potential distributions to our stockholders may be significantly less than the Purchase Price and any such distributions may not occur for several years. If our Board of Directors and stockholders were to approve a plan of liquidation and dissolution, we would be required, as part of the liquidation process under Delaware law, to pay our outstanding obligations and to make reasonable provisions for contingent obligations, as well as unknown obligations that could arise during the dissolution process or during the post-dissolution period, including potential tax liabilities and potential claims in litigation. This requirement would cause a delay and/or reduction in the amount of consideration our stockholders would ultimately receive.

        In addition, our inability to maintain the listing of our Shares on the NYSE would reduce the liquidity of the market for Shares. We are subject to the Continued Listing Criteria of the NYSE and our failure to satisfy these criteria may result in delisting of our common stock.

        Our Shares are currently listed on the NYSE. In order to maintain this listing, we must maintain certain Share prices, financial and Share distribution targets, including maintaining a minimum amount of stockholder's equity and a minimum number of public stockholders. In particular, the NYSE has the authority to delist our Shares if, during any period of 30 consecutive trading days, the average closing Share price falls below $1.00 or the average market capitalization of our Shares falls below $50 million and, at the same time, total stockholders' equity is less than $50 million, and in either case we are unable to satisfy these standards within the time periods specified under NYSE regulations. In addition to these objective standards, the NYSE may delist the securities of any issuer if, in its opinion, the issuer's financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE listing requirements; if an issuer's common stock sells at what the NYSE considers a "low selling price" and the issuer fails to correct this via a reverse split of shares after notification by the NYSE; or if any other event occurs or any condition exists which makes continued listing on the NYSE, in its opinion, inadvisable. As of December 31, 2013, we had total stockholders' equity of approximately $111 million.

        If our Shares are delisted from the NYSE, our Shares may be traded over-the-counter on the "pink sheets." The alternative market, however, is generally considered to be less efficient than, and not as broad as, the NYSE. Accordingly, delisting of our Shares from the NYSE could have a significant negative effect on the value and liquidity of our Shares. In addition, the delisting of our Shares could adversely affect our ability to raise capital on terms acceptable to us or at all. In addition, delisting of our Shares may preclude us from using exemptions from certain state and federal securities regulations, including the SEC's "penny stock" rules. As a result, the delisting of our Shares may result in the Company becoming eligible for deregistration under the Exchange Act. Accordingly, stockholders who do not tender their shares pursuant to Auction Tenders or Purchase Price Tenders or who tender their Shares at prices below the Purchase Price may have a limited ability to sell their Shares in the future.

        Even if we maintain our listing on the NYSE, the Offer will reduce our "public float" (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

        Stockholders are urged to carefully review the risk factors discussed in the Offer to Purchase and in the above-referenced Form 10-K and Form 10-Q.

        Purposes of the Offer.    The primary purpose of the offer is to return cash in excess of the amount needed to execute the China Tolling Plan to our stockholders by providing them with the opportunity to tender all or a portion of their Shares, and thereby, receive a return of some or all of their investment if they so elect. The Company believes that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their Shares. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an efficient way to sell their Shares without potential disruption to the Share price. The Offer also provides stockholders with an efficient way to sell their Shares without incurring most broker's fees or commissions associated with open market sales. In addition, if we complete the Offer, stockholders who do not participate will see an increase in their relative percentage of ownership interest in us and our future operations.

        The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate Purchase Price of the Shares we purchase and a corresponding reduction in total cash and cash equivalents. After the Offer is completed, we believe that our capital structure, including our available cash and cash flow from operations, will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business for the foreseeable future, and in any event for at least the next twelve months. However, actual experience may differ significantly from our expectations. See "Forward-Looking Statements".

        WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE RESTRUCTURING ADVISER, THE FINANCIAL ADVISER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISERS, FINANCIAL ADVISERS AND/OR BROKERS.

        Certain Effects of the Offer.    Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those stockholders will see an increase in their relative ownership interest in the Company and also will continue to bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his, her or its Shares in the future.

        The Offer will reduce our "public float" (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and thereby may be accretive to our earnings per Share, is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

        While we do not currently intend to seek voluntary delisting, it is possible that we may not be able to maintain the listing of our Shares on the NYSE. If, after the Offer, our remaining Shares are delisted from the NYSE, the liquidity and market for the Shares will be further reduced. Stockholders who do not tender their shares pursuant to Auction Tenders or Purchase Price Tenders or who tender their Shares at prices above the Purchase Price may have a limited ability to sell their Shares in the future.

        Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Each of the following directors, Dennis L. Jilot, our Chairman of the Board, Andrew M. Leitch, our Chairman of the Audit Committee, and Dominick J. Schiano has advised us that he intends to tender all or a portion of his Shares in the Offer. In addition, Susan C. Schnabel, our Lead Director and our Chairman of the Nominating and Corporate Governance Committee, who is a member of the investment committee of DLJ Merchant Banking Partners, an affiliate of Credit Suisse Securities (USA) LLC, has advised us that DLJ Merchant Banking Partners IV, L.P. and affiliated parallel investment vehicles (collectively, the "DLJ Investment Entities") intend to tender all or a portion of the Shares beneficially owned by them in the Offer. Each of the following directors, Scott S. Brown, Robert M. Chiste, John A. Janitz, our Chairman of the Compensation Committee, and Robert S. Yorgensen, our President and Chief Executive Officer, and our other executive officers have informed us that they do not intend to tender any Shares in the Offer; provided however, that John A. Janitz has a pecuniary interest in certain Shares held by a DLJ Investment Entity which may tender all or a portion of its Shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer.

        All Shares repurchased pursuant to the Offer will be retired.

        The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and cash equivalents.

        Our Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Other Plans or Proposals.    Except as disclosed or incorporated by reference in this Offer to Purchase, STR currently has no plans, proposals or negotiations underway that relate to or would result in:

  •
  any purchase, sale or transfer of a material amount of assets of STR or any of our subsidiaries;

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  any material change in the indebtedness or capitalization of STR;

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  any change in the present Board of Directors or management of STR, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

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  any other material change in STR's corporate structure or business;

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  the suspension of STR's obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of STR, or the disposition by any person of securities of STR; or

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  any changes in STR's Certificate of Incorporation, Bylaws or other governing instruments or other actions that could impede the acquisition of control of STR.

        Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.  Procedures for Tendering Shares.

        Proper Tender of Shares.    For Shares to be tendered properly in the Offer:

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  the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

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  the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

        In accordance with Instructions 5 and 6 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must either check (A) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered," indicating the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your Shares at the minimum price of $1.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $1.00 PER SHARE. A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the price at which Shares are being tendered is checked in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered." Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Note that this election is deemed to be a tender of Shares at the minimum price of $1.00 per Share and could result in the tendered Shares being purchased at the minimum price of $1.00 per Share. See Section 7 for recent market prices for the Shares.

        If tendering stockholders wish to indicate a specific price (in increments of $0.05) at which their Shares are being tendered, they must check the box indicating such price under the section captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered." Tendering stockholders should be aware that selecting a higher price could mean that none of their Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price. A stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

        Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether any transaction costs may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

        Odd Lot Holders must tender all of their Shares and also complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

        Stockholders may not tender Shares subject to the condition that all or a specified minimum number of Shares be purchased or any other condition.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

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  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution").

        If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at The Depositary Trust Company ("DTC"), as described below), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. Please see "Lost or Destroyed Certificates" below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

        The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depository and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

        The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that STR may enforce such agreement against that participant.

        Guaranteed Delivery.    If a stockholder desires to tender Shares in the Offer and the stockholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

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  the tender is made by or through an Eligible Institution;

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  the Depositary receives by mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form STR has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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  the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

        Share Options.    We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        Return of Unpurchased Shares.    If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by STR, in our sole discretion and will be final and binding on all parties. STR reserves the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. STR also reserves the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. STR also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not STR waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by STR. STR will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of STR, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person (1) has a "net long position" (i.e., more Shares held in long positions than in short positions) in (a) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares ("Equivalent Securities") that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities and (2) will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) such stockholder has a "net long position" in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Lost or Destroyed Certificates.    If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

        Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to STR or the Information Agent. Any certificates delivered to STR or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

        U.S. Federal Backup Withholding Tax.    Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder (as defined in "Section 13—U.S. Federal Income Tax Consequences") pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the "IRS"), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

        Certain "exempt recipients" (including, among others, all corporations and certain Non-U.S. Holders (as defined in "Section 13—U.S. Federal Income Tax Consequences")), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder's exempt status. See Instruction 2 to the Letter of Transmittal.

        Information reporting to the IRS may also apply to proceeds from the Offer.

        Stockholders are urged to consult with their own tax advisers regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

        For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see "Section 13—U.S. Federal Income Tax Consequences."

        Accounting Treatment.    The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and cash equivalents.

4.  Withdrawal Rights.

        Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless STR has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on March 28, 2014. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

        For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by STR in our sole discretion and will be final and binding on all parties. STR reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not STR waives similar defects or irregularities in the case of any other stockholder. None of STR, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law and Rules 13e-4(f)(5) and 14e-1(c) promulgated under the Exchange Act, retain tendered Shares on behalf of us, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $30,000,000 for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the "odd lot" priority and proration provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares. If we increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 30,837,738 or 73.6% of our outstanding Shares. If we purchase an additional number of Shares in excess of 2% of the number of outstanding Shares, we will amend and extend the Offer in compliance with applicable law.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary's account at DTC, (2) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

        We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer.

        Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

        We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary.

6.  Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

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  there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

  •
  challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

    •
    seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

  •
  our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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  any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

  •
  is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or

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  is reasonably likely to delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer;

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  there shall have occurred any of the following:

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  any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

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  the commencement or escalation, on or after January 31, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after January 31, 2014, of any war or armed hostilities that had commenced prior to January 31, 2014;

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  any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, results of operations or prospects of STR and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

  •
  any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of STR or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on STR and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

  •
  a decrease of more than 15% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index or the Standard and Poor's 500

      Composite Index measured from the close of trading on January 31, 2014 shall have occurred; or

    •
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

  •
  we shall have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before January 31, 2014), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 31, 2014 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

  •
  we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer in and of itself is likely, in our reasonable judgment, to cause the Shares to be (1) delisted from the NYSE or (2) eligible for deregistration under the Exchange Act.

        Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. We have the right to waive any condition in our sole discretion, including, without limitation, the conditions related to decreases in the trading price of the Shares and the possibility of delisting from the NYSE and/or eligibility for deregistration under the Exchange Act. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if STR's determinations are challenged by stockholders.

7.  Price Range of Shares.

        Our Shares are listed for trading on the NYSE under the symbol "STRI." The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE and dividends declared.

	High	Low	Cash Dividend Declared
Fiscal Year ended December 31, 2011
First quarter	$20.39	$15.35	N/A
Second quarter	$18.39	$13.53	N/A
Third quarter	$15.03	$7.94	N/A
Fourth quarter	$9.82	$7.16	N/A
Fiscal Year ending December 31, 2012
First quarter	$11.49	$4.29	N/A
Second quarter	$5.12	$3.01	N/A
Third quarter	$4.73	$2.91	N/A
Fourth quarter	$3.10	$1.93	N/A
Fiscal Year ending December 31, 2013
First quarter	$3.10	$1.92	N/A
Second quarter	$3.13	$1.80	N/A
Third quarter	$2.76	$1.64	N/A
Fourth quarter	$2.65	$1.26	N/A

        On January 30, 2014, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $1.47 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer.

8.  Source and Amount of Funds.

        As of December 31, 2013, we had approximately $58 million in cash and cash equivalents. We will use a portion of our cash and cash equivalents to fund the acquisition of Shares pursuant to the Offer, including the related fees and expenses. The Offer is not subject to a financing contingency.

        Assuming the Offer is fully subscribed, and subject to any increase we later make, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $32.5 million.

9.  Certain Information Concerning the Company.

        The Company.    STR Holdings, Inc. and its subsidiaries commenced operations in 1944 as a plastics and industrial materials research and development company. Based upon our expertise in polymer science, we evolved into a global provider of encapsulants to the solar industry. Encapsulant is a critical component used to protect and hold solar modules together.

        Our principal executive offices are located at 18 Craftsman Road, East Windsor, Connecticut 06088. Our telephone number at that address is (860) 758-7300.

        Available Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, share options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company's publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed on March 15, 2013.

  •
  Definitive Proxy Statement on Schedule 14A, as filed on April 1, 2013.

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

  •
  Current Reports on Form 8-K as filed with the SEC on January 28, 2013, February 14, 2013, March 14, 2013, March 26, 2013, May 1, 2013, May 16, 2013, July 23, 2013, July 31, 2013, August 7, 2013, October 16, 2013, January 17, 2014, and January 31, 2014.

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC's website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

        The Information Agent for the Offer is:

480 Washington Blvd, 26th Floor Jersey City, New Jersey 07310 Toll-Free (888) 877-5373

10.  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Shares Outstanding.    As of December 31, 2013, we had 41,886,915 issued and outstanding Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. As of December 31, 2013, there were 41,866,915 Shares issued and outstanding. Assuming the Offer is fully subscribed, and subject to any increase we later make, the maximum number of Shares that will be purchased pursuant to the offer is 30,000,000 or 71.6% of our outstanding Shares. Assuming the Offer is fully subscribed, if the Purchase Price is determined to be $1.54 per Share, the minimum number of Shares that will be purchased pursuant to the Offer is 19,480,519 or 46.5% of our outstanding Shares.

        Beneficial Ownership.    The following tables set forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors and executive officers, and by all directors and executive officers as a group, as of January 24, 2014, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of our outstanding Shares, respectively. For purposes of these tables, and in accordance with SEC rules, Shares are considered "beneficially owned" if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. Shares subject to exercisable options include options that are currently exercisable or exercisable within 60 days of January 24, 2013. Except as indicated, each holder has sole voting and dispositive power over the listed Shares.

Name and address of Beneficial Owner	Shares Beneficially Owned	Percentage of Outstanding Shares***
Credit Suisse AG(1) Eleven Madison Avenue New York, NY 10010	10,942,476	26.1%
T. Rowe Price Associates, Inc.(2) 100 E Pratt Street Baltimore, MD 21202	5,896,300	14.1%
Dennis L. Jilot(3)(4)(5)	2,492,348	6.0%
Robert S. Yorgensen(5)	1,192,466	2.9%
Alan N. Forman(5)	174,993	*
Joseph C. Radziewicz(5)	92,078	*
Scott S. Brown(6)	43,828	*
Robert M. Chiste	32,509	*
John A. Janitz(5)(7)	367,095	*
Andrew M. Leitch	40,828	*
Dominick J. Schiano(5)(7)	367,095	*
Susan C. Schnabel(8)	—	*
All directors and executive officers as a group(3)(4)(5)(6)(7)(8)	4,803,240	11.5%

*
Less than one percent of the outstanding Shares.

(1)
Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed with the SEC by Credit Suisse AG on February 9, 2012. Credit Suisse AG (the "Bank"), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the "Investment Banking division"), the Alternative Investments business (the "AI Business") within the Asset Management division (the "Asset Management division") and the U.S. private client services business (the "U.S. PCS Business") within the Private Banking division (the "Private Banking division") (the "Reporting Person"). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank is Credit Suisse Group AG ("CSG"), a corporation formed under the laws of Switzerland. CSG is a global financial services company active in all major financial centers and providing a comprehensive range of banking products. The Bank is comprised of the Investment Banking division, the Asset Management division and the Private Banking division. The Investment Banking division provides financial advisory and capital raising services and sales and trading to institutional, corporate and government clients worldwide. The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide and offers products across a broad range of investment classes, including alternative investments. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the "Traditional AM Business") and the Private Banking division (other than the U.S. PCS Business (the "Non-U.S. PB Business")) may beneficially own shares to which this Statement relates (the "Shares") and such Shares are not reported in this Statement. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.

(2)
Information in the table and this footnote is based solely upon information contained in a joint filing of Schedule 13G filed with the SEC by T. Rowe Price and T. Rowe Price Science & Technology Fund, Inc. on February 14, 2013. As of December 31, 2012, T. Rowe Price had sole dispositive power over 5,896,300 shares and sole voting power over 437,400 shares.

(3)
Includes 639,216 shares of common stock held directly by Mr. Jilot, 1,067,500 shares of common stock held by The Dennis L. and Linda L. Jilot Family Trust and 392,816 shares that are held by Dennis L. Jilot, as Trustee of The Dennis L. Jilot Annuity Trust Agreement dated April 16, 2012 (the "Dennis L. Jilot Annuity Trust"). Mr. Jilot and Linda L. Jilot are co-trustees of The Dennis L. and Linda L. Jilot Family Trust and have equal voting and dispositive power over the shares of stock held by The Dennis L. and Linda L. Jilot Family Trust.

(4)
Also includes 392,816 shares that are held by Linda L. Jilot, as Trustee of The Linda L. Jilot Annuity Trust Agreement dated April 16, 2012 (the "Linda L. Jilot Annuity Trust"). Linda L. Jilot is Mr. Jilot's spouse. Mr. Jilot disclaims ownership of the shares held by Linda L. Jilot Annuity Trust, except to the extent of any pecuniary interests therein.

(5)
Includes the following presently exercisable stock options as applicable: Mr. Jilot—612,317; Mr. Yorgensen—713,015; Mr. Forman—151,042; Mr. Radziewicz—92,078; Mr. Schiano—185,505; Mr. Janitz—185,505; and all current directors and executive officers as a group—1,939,462.

(6)
Includes 41,828 shares of common stock held directly by Mr. Brown, 500 shares of common stock held directly by Catherine Brown Trust, 500 shares of common stock held directly by Jesse Brown Trust, 500 shares of common stock held directly by Jonathan Brown Trust and 500 shares of common stock held directly by Krista Brown Trust.

(7)
Mr. Janitz and Mr. Schiano each have a pecuniary interest in 110,504 shares of common stock held by the DLJMB affiliate, MBP IV Plan, Investors, L.P. Neither Mr. Janitz nor Mr. Schiano has voting or dispositive power over these shares of common stock and is not deemed to beneficially own such shares.

(8)
Does not include shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities, which are included in the amounts held by Credit Suisse AG. Ms. Schnabel is a partner and member of the Investment Committee of DLJ Merchant Banking Partners and may be deemed to beneficially own the shares of common stock held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. Ms. Schnabel disclaims beneficial ownership of the shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities, except to the extent of her direct pecuniary interests therein.

        Interests of Directors and Executive Officers.    As of December 31, 2013, our directors and executive officers as a group beneficially owned an aggregate of 4,803,240 Shares, representing 11.5% of the total number of outstanding Shares. Our directors and executive officers are entitled to participate in the

Offer on the same basis as other stockholders. Each of the following directors, Dennis L. Jilot, our Chairman of the Board, Andrew M. Leitch, our Chairman of the Audit Committee, and Dominick J. Schiano has advised us that he intends to tender all or a portion of his Shares in the Offer. In addition, Susan C. Schnabel, our Lead Director and our Chairman of the Nominating and Corporate Governance Committee, who is a member of the investment committee of DLJ Merchant Banking Partners, an affiliate of Credit Suisse Securities (USA) LLC, has advised us that DLJ Merchant Banking Partners IV, L.P. and affiliated parallel investment vehicles (collectively, the "DLJ Investment Entities") intend to tender all or a portion of the Shares beneficially owned by them in the Offer. Each of the following directors, Scott S. Brown, Robert M. Chiste, John A. Janitz, our Chairman of the Compensation Committee, and Robert S. Yorgensen, our President and Chief Executive Officer, and our other executive officers have informed us that they do not intend to tender any Shares in the Offer; provided however, that John A. Janitz has a pecuniary interest in certain Shares held by a DLJ Investment Entity which may tender all or a portion of its Shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. See Section 2.

        Recent Securities Transactions.    On January 2, 2014, each of Scott S. Brown, Robert M. Chiste, John A. Janitz, Dennis L. Jilot, Andrew M. Leitch and Dominick J. Schiano were granted 8,360 Shares pursuant to the 2009 Equity Incentive Plan (described below) in lieu of payment of a quarterly cash director retainer fee. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of the Company or any of our directors, executive officers, affiliates or subsidiaries have effected any other transactions involving our Shares during the 60 days prior to January 31, 2014.

        Registration Rights Agreement.    In connection with our initial public offering, we entered into a registration rights agreement with the holders of shares of our common stock that acquired such shares in our corporate reorganization, which include DLJ Merchant Banking Partners IV, L.P. ("DLJMB") , Credit Suisse/CFIG STR Investors SPV, LLC, The Northwestern Mutual Life Insurance Company, the MRS Trust, and Messrs. Dennis Jilot, Barry Morris, Robert Yorgensen, John Gual, John Janitz, Dominick Schiano, Michael Choukas and Paul Vigano. Under the terms of the Registration Rights Agreement, we have, among other things, agreed to use our best efforts to effect registered offerings upon request from the DLJMB entities and to grant incidental or "piggyback" registration rights with respect to any registrable securities held by any DLJMB entity or other parties to the agreement.

        Our obligation to effect any demand for registration by the DLJMB entities is subject to certain conditions, including that we need not effect (1) more than six demand registrations, (2) more than one demand registration during any four-month period and (3) any demand registration unless the anticipated aggregate offering price is in excess of $20 million. In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the registration rights agreement.

        Share Repurchase Program.    Our Board of Directors has not established a share repurchase program for our common stock. In connection with our former first and second lien credit agreements,

we were allowed to repurchase our equity interest owned by terminated employees in connection with the exercise of stock options or similar equity based incentives in an aggregate amount not to exceed $2.0 million in any fiscal year. As of December 31, 2013, there were 3,722 shares held in treasury that were purchased at a cost of less than $0.1 million.

        Equity Plans.    STR adopted a plan in 2009 to provide equity compensation to eligible employees and non-employee directors (the "2009 Equity Incentive Plan"). The 2009 Equity Incentive Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, dividend equivalents and other stock-based awards. As of December 31, 2013, approximately 4.33 million shares/options had been granted.

        The 2009 Equity Incentive Plan was amended at the 2013 annual meeting of the stockholders of the Company, held on May 14, 2013. The amendment provided for an additional 1.45 million Shares to be added to the 2009 Equity Incentive Plan, bringing the total number of Shares available for issuance under the 2009 Equity Incentive Plan to 6.2 million Shares. As of December 31, 2013, approximately 1.87 million Shares were available under the 2009 Equity Incentive Plan.

        Change- of- Control Benefits.    STR entered into retention agreements, dated as of July 18, 2013 (the "Retention Agreements"), with certain members of senior management, including each of Robert S. Yorgensen, the Company's President and Chief Executive Officer, Barry A. Morris, the Company's former Executive Vice President and Chief Operating Officer, Alan N. Forman, the Company's Senior Vice President and General Counsel, and Joseph C. Radziewicz, the Company's Vice President, Chief Financial Officer and Chief Accounting Officer (collectively, the "Executive Officers"). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Retention Agreements.

        The Retention Agreements provide for the payment of a bonus (the "Target Bonus") upon the closing of a Change of Control Transaction or upon the Company's achievement of certain financial performance targets. The closing of the Offer does not constitute a Change of Control under the Retention Agreement. Each Executive Officer will be entitled to a Target Bonus so long as he continues to be employed by the Company until the earlier of (i) a closing of a Change of Control Transaction, or (ii) June 30, 2014; provided however, that in the event that an Executive Officer's employment is terminated by the Company without Cause, or by the Executive Officer for Good Reason, such Executive Officer shall be entitled to receive the Retention Bonus as if such Executive Officer's employment was not terminated.

        The Target Bonus for Messrs. Yorgensen, Morris, Forman and Radziewicz is $333,000, $238,000, $229,000 and $180,000, respectively.

        In the event that a Change in Control Transaction does not close by June 30, 2014, each Executive Officer shall be entitled to receive up to twenty five percent (25%) of the Target Bonus upon the achievement of each quarterly financial target.

        Achievement of quarterly financial targets shall be calculated as follows:

            (i)  up to seventy percent (70%) of the Target Bonus (the "EBITDA Target Portion") shall be based upon the achievement by the Company of certain quarterly adjusted EBITDA targets; and

           (ii)  thirty percent (30%) of the target bonus (the "Cash Target Portion") shall be based upon the achievement by the Company of certain quarterly adjusted cash targets.

        A percentage of the EBITDA Target Portion shall be earned in an amount equal to the percentage of the Quarterly Adjusted EBITDA Target achieved by the Company; provided however, that if the Company achieves less than eighty percent (80%) of such Quarterly Adjusted EBITDA Target, none of the EBITDA Target Portion of the Target Bonus shall be paid with respect to such quarterly achievement. If the Company achieves less than one hundred percent (100%) of the Quarterly

Adjusted Cash Target, none of the Cash Target Portion of the Target Bonus shall be paid with respect to such quarterly achievement.

        General.    Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company's knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

11.  Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

        The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

        It is possible that we may not be able to maintain the listing of our Shares on the NYSE. If, after the Offer, our remaining Shares are delisted from the NYSE, the liquidity and market for the Shares will be significantly reduced. While we do not currently intend to seek voluntary delisting, we are subject to the Continued Listing Criteria of the NYSE and our failure to satisfy these criteria may result in delisting of our common stock.

        Our Shares are currently listed on the NYSE. In order to maintain this listing, we must maintain certain Share prices, financial and Share distribution targets, including maintaining a minimum amount of stockholder's equity and a minimum number of public stockholders. In particular, the NYSE has the authority to delist our Shares if, during any period of 30 consecutive trading days, the average closing Share price falls below $1.00 or the average market capitalization of our Shares falls below $50 million and, at the same time, total stockholders' equity is less than $50 million, and in either case we are unable to satisfy these standards within the time periods specified under NYSE regulations. In addition to these objective standards, the NYSE may delist the securities of any issuer if, in its opinion, the issuer's financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE listing requirements; if an issuer's common stock sells at what the NYSE considers a "low selling price" and the issuer fails to correct this via a reverse split of shares after notification by the NYSE; or if any other event occurs or any condition exists which makes continued listing on the NYSE, in its opinion, inadvisable. As of December 31, 2013, we had total stockholders' equity of approximately $111 million.

        If our Shares are delisted from the NYSE, our Shares may be traded over-the-counter on the "pink sheets." The alternative market, however, is generally considered to be less efficient than, and not as broad as, the NYSE. Accordingly, delisting of our Shares from the NYSE could have a significant negative effect on the value and liquidity of our Shares. In addition, the delisting of our Shares could adversely affect our ability to raise capital on terms acceptable to us or at all. In addition, delisting of our Shares may preclude us from using exemptions from certain state and federal securities regulations, including the SEC's "penny stock" rules. As a result, the delisting of our Shares may result in the Company becoming eligible for deregistration under the Exchange Act. Accordingly, stockholders who do not tender their shares pursuant to Auction Tenders or who tender their Shares at prices below the Purchase Price may have a limited ability to sell their Shares in the future.

        Our Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, our common stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders.

        While the Company has the right to waive the conditions of the Offer, it is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer in and of itself, there not be a reasonable likelihood that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act.

12.  Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

        Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 6.

42

13.  U.S. Federal Income Tax Considerations.

        The following is a summary of U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by stockholders are held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer.

        You are urged to consult your tax adviser as to the particular consequences to you of participating in the Offer.

        We have not sought, nor will seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares pursuant to the Offer or that any such position would not be sustained.

        For purposes of this discussion, a "U.S. Holder" is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions.

        U.S. Holders.    An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares purchased by STR. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital loss by a U.S. Holder.

        An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is "not essentially equivalent to a dividend" with respect to the U.S. Holder, (ii) is a "substantially disproportionate" redemption with respect to the U.S. Holder, or (iii) is a "complete redemption" of all the Shares owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Shares it actually owns, but also Shares it constructively owns as determined under section 318 of the Code (including Shares that may be acquired through options that it owns or Shares held by certain members of the U.S. Holder's family).

        An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's stock interest in STR. Whether such a meaningful reduction of the U.S. Holder's stock interest in STR results will depend on the U.S. Holder's particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in STR is minimal (for example, less than 1%) and who exercises no control over the corporate affairs of STR suffers any reduction in its proportionate stock interest in STR (including any Shares constructively owned), the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its stock interest in STR.

        Satisfaction of the "substantially disproportionate" test or "complete redemption" test is dependent upon satisfaction of the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will satisfy the "substantially disproportionate" test if (i) the percentage of the outstanding voting stock of STR actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting stock of STR actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of STR. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will result in a "complete redemption" if either (i) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (ii) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of Shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

        If a U.S. Holder's exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder's tax basis in the Shares exchanged generally will be added to any Shares retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of STR's current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds STR's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder's adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder's holding period for the Shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) currently is eligible for a reduced rate of U.S. federal income taxation. If an exchange of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of section 1059 of the Code. Corporate U.S. Holders are urged to consult their own tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code in connection with the Offer.

        If the Offer is over-subscribed, STR's purchase of Shares properly tendered by a U.S. Holder may be pro-rated. Thus, even if all of the Shares actually and constructively owned by a U.S. Holder are properly tendered, it is possible that not all of the Shares will be purchased by STR, which in turn may affect the U.S. Holder's ability to satisfy one of the Section 302 tests described above.

        Non-U.S. Holders.    The Depositary generally will withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a beneficial holder of Shares that is not a partnership for U.S. federal income tax purposes and that is not a U.S. Holder (a "Non-U.S. Holder") unless the Non-U.S. Holder timely delivers to the Depositary a properly completed and executed Internal Revenue Service Form W-8BEN (or other applicable form) evidencing that such withholding is not required. Under certain circumstances, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal income tax so withheld. Non-U.S. Holders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer.

        THE PRECEDING DISCUSSION IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

14.  Extension of the Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by issuing a press release.

        In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our outstanding Shares.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

  •
  we increase or decrease the price to be paid for Shares or increase by more than 2% the number of shares sought in the Offer; and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of the period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

15.  Fees and Expenses.

        We have retained Cowen and Company, LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Cowen and Company, LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. The Dealer Manager will receive, for these services, a reasonable and customary fee. We also have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        The Dealer Manager has in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services it has received, and would expect to receive, compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

        We have also retained Georgeson Inc. to act as Information Agent and Broadridge Corporate Issuer Solutions, Inc. to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 of this Offer to Purchase.

16.  Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that U.S. state.

        Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning STR.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of STR or any of our subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

STR Holdings, Inc.
January 31, 2014

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

By First Class Mail:	By Overnight Mail:
Broadridge Corporate Issuer Solutions, Inc. Attn: Reorganization Department P.O. Box 1317 Brentwood, NY 11717	Broadridge Corporate Issuer Solutions, Inc. Attn: Reorganization Department 1981 Marcus Ave, Suite 100 Lake Success, NY 11042

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Blvd, 26th Floor
Jersey City, New Jersey 07310
Toll-Free (888) 877-5373

The Dealer Manager for the Offer is:

599 Lexington Avenue
New York, New York 10022
(212) 201-4888